Exhibit 99.1

Form of Press Release Dated August 12, 2004

For immediate release	Contact: Debra Boyer
August 12, 2004	(317) 917-1298

National Wine & Spirits Announces its Results for the Quarter Ended July 2, 2004

Unaudited: Quarter Ended July 2, 2004

•	Revenues of $144.7 million vs. $144.0 million in prior year’s quarter.

•	Operating income of $2.7 million vs. $1.6 million during the prior year’s quarter.

•	EBITDA of $5.5 million vs. $4.1 million in prior year’s quarter.

Results:

Indianapolis, Indiana, [August 12, 2004] The Company’s net income and EBITDA showed increases from the prior year’s quarter due to volume growth in the wine, spirits, and distribution fee categories. Expense reductions in the product sales segment, along with the increased revenue, resulted in a $1.1 million increase in operating income for the quarter ended July 2, 2004 as compared to the prior year’s quarter. Net income was $0.1 million for the three months ended July 2, 2004 as compared to a net loss of $0.04 million during the same quarter last year. EBITDA of $5.5 million for the quarter ended July 2, 2004 was $1.4 million above the prior year’s quarter. The Company had $30.8 million available under its $40.0 million revolving credit facility at July 2, 2004.

EBITDA is a non-GAAP financial measure within the meaning of Regulation G. EBITDA is presented because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of debt service capability. Management also uses EBITDA to set targets and monitor and assess financial performance. EBITDA is not intended to represent cash flows for the periods presented, nor has it been presented as an alternative to net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance and cash flow prepared in accordance with generally accepted accounting principles.

The most comparable GAAP measure for EBITDA is net income or loss. Following is a reconciliation between net income or loss and EBITDA for the three months ended July 2, 2004 and June 27, 2003, respectively.

	Three Months Ended
	July 2, 2004	June 27, 2003
	(In thousands)
Net Income (loss)	$99	$(39)
Interest expense	2,404	1,730
Depreciation	1,352	1,595
Amortization	1,638	781

EBITDA	$5,493	$4,067

Indianapolis-based National Wine & Spirits, Inc. is one of the leading distributors of alcohol beverages in the U.S. The Company has a strong portfolio that includes brands from Fortune Brands, Diageo, Louis-Vuitton Moet Hennessey, Pernod Ricard, Constellation Brands, Brown-Forman, Beringer Wine, Allied Domecq, Sebastiani Winery, Banfi, Kendall Jackson, and Southcorp among others.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. A variety of factors could cause the Company’s actual results to differ from the reported results expressed in such forward-looking statements. A discussion of factors that could cause results to vary are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2004, and its Form 10-Q for the three months ended July 2, 2004.